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Zion Oil & Gas Newsletter

Thursday, September 6, 2012

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Dear Shareholder and/or Friend of Zion...

Here is an update regarding events during August 2012.

Operations

(i) Asher-Menashe License Area

On August 8, 2012, we issued a press release regarding our operations on our Elijah #3 well.

In that press release, we noted that we had retrieved sidewall core samples from the Elijah #3 wellbore and sent them to Houston, Texas for analysis and that both Baker Hughes and the Geophysical Institute of Israel were processing the VSP data we recently obtained during our well re-entry operations.

Since then, we have received an initial report from Core Laboratories in Houston. After reviewing Core Lab’s initial report with staff and technical consultants, Zion decided that further testing should be carried out and Core Lab sent some of the core samples for additional testing - a small sub-sample will be flash heated and a chromatographic measurement will be made on the output. This test is an additional way to detect the presence of oil. Additional tests are also being considered.

We continue to work toward the final integration of the preliminary VSP analysis (which we have received) with all of the pre-existing data into our geologic model. So, the scientific work continues in order to help understand this license area and the logical ‘next step’ that we should consider.

(ii) Joseph License Area

In June of 2012, we contracted with the Geophysical Institute of Israel (GII) to acquire approximately 20 kilometers of 2-D seismic data in the southern section of this license area. GII plans to acquire the data in September 2012.

On August 13, 2012, the Israeli Petroleum Commissioner notified us that he was approving our request for an extension to the scheduled expiration date of this License to April 10, 2013, in order to accommodate unavoidable delays in seismic equipment and crews attributable to our contractor, GII, having their crews in Africa for an extended period of time.

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(iii) Jordan Valley License Area

We continue to make progress with our geological and geophysical exploration work in this license area. Our exploration team has put together a report which is under review by our Technical Committee and we will update you as appropriate.

Publicly Traded Warrants

As previously disclosed, between June 6, 2012, and August 15, 2012 we temporarily reduced the exercise price of all of Zion Oil’s outstanding publicly traded warrants quoted under the symbols “ZNWAL”, “ZNWAW” and “ZNWAZ”.

On August 24, 2012, we filed the final results of the reduced warrant exercise price program with the Securities and Exchange Commission (SEC). If you wish to review our filing, please click here.

During the reduced warrant exercise price program, warrants for a total of 1,826,649 shares were exercised, resulting in cash proceeds to the Company of approximately $3.2 million.

Please note that, following the termination of the reduced warrant exercise price program, the ZNWAL warrants have expired.

From August 15, 2012 and through December 31, 2012:

(i) the ZNWAW warrants will be exercisable at the original exercise price of $7 per warrant, and

(ii) the ZNWAZ warrants will be exercisable at the original exercise price of $4 per warrant.

After December 31, 2012, both ZNWAW and ZNWAZ warrants will expire with no value.

General News

During the past month, Zion’s Founder and Chairman of the Board, John Brown, and Zion’s President & Chief Operating Officer, Victor Carrillo, appeared on the Daystar TV show hosted by Marcus and Joni Lamb called “Celebration”.

Zion is sponsoring Daystar TV’s ‘Refreshing Times Conference’ to be held in November 2012 in Fort Worth, Texas. As per their website, Daystar Television Network covers the entire footprint of the world, reaching over 200 countries and 680 million households globally.

For details regarding Daystar TV’s ‘Refreshing Times Conference’, please click here.

To watch the film about Zion Oil & Gas, please click on the Sponsor link on the above web page, or click here.

In addition, on August 9, 2012, on the ‘American Family Association / Financial Issues’ radio program, Victor Carrillo gave an update to Dan Celia regarding Zion’s operations in Israel.

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“In your good pleasure, make Zion prosper...”

Psalm 51:18

Victor G. Carrillo

President and COO

Zion Oil & Gas

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion’s planned operations, the ultimate results of the testing conducted, including the core samples and VSP analysis, the presence or recoverability of hydrocarbons, plans to perform seismic surveys, the timing of these surveys, the impact of these surveys on identifying drilling prospects, the anticipated timeframe for drilling the next exploratory well, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

More information about Zion is available at www.zionoil.com or by contacting Brittany Russell (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466

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